EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173469, 333-188296, 333-195641 and 333-198466 of our reports dated March 9, 2015, relating to the Consolidated Financial Statements of United Financial Bancorp, Inc., and subsidiaries (collectively “the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of United Financial Bancorp, Inc. for the year ended December 31, 2014.
/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 9, 2015